SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 8, 2004

CONCENTRA OPERATING CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	001-15699	75-2822620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5080 Spectrum Drive Suite 400 - West Tower Addison, Texas	75001
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 364-8000

Not Applicable

(former address if changed since last report)

Item 7. Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of Registrant dated June 8, 2004

Item 9. Regulation FD Disclosure

On June 8, 2004, Concentra Operating Corporation issued a press release announcing that it has completed the sale of $155 million aggregate principal amount of its 9.125% Senior Subordinated Notes due 2012 (“9.125% Notes”), in accordance with Securities and Exchange Commission Rule 144A and Regulation S. A copy of this press release is being furnished as an Exhibit 99.1 to this report.

The 9.125% Notes were priced at 98.613% of par to yield 9.375% to maturity. In addition, the Company announced the closing of an amendment of the Company’s existing Senior Credit Agreement under which the Company has borrowed an additional $70 million of term debt.

The Company used $129.4 million of the net proceeds of the debt offering and the additional borrowings under the amended Senior Credit Agreement, together with cash on hand, to purchase $114.9 million in principal amount of its 13% Subordinated Notes due 2009 (“13% Notes”) in the Company’s recent tender offer, which expired on June 7, 2004, to declare a dividend of approximately $97.2 million to its parent corporation, Concentra Inc., and to pay associated fees and expenses. The Company anticipates redeeming the untendered 13% Notes on or after August 15, 2004.

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report furnished pursuant to Item 9 (including the exhibits hereto) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCENTRA OPERATING CORPORATION
(Registrant)

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 9, 2004

INDEX TO EXHIBITS

EXHIBIT NUMBER
99.1	Press Release of Registrant dated June 8, 2004